Form 4 - Exhibit 99

Name of Reporting Person: Name of Issuer: Transaction Date:	John A. Brockriede Central Jersey Bancorp (CJBK) May 5, 2005

Explanation of Responses and Additional Information

In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns 105,178 shares of Common Stock of which 104,049 shares are held jointly with his spouse.

In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns the following:

(i)     9,061 shares held in trusts for the benefit of family members of the reporting person, of which the reporting person’s spouse is trustee;

(ii)     1,646 shares held in a Simplified Employee Pension Plan by PaineWebber as custodian for the benefit of the reporting person;

(iii)     818 shares held in an Individual Retirement Account by PaineWebber for the benefit of the reporting person’s spouse.

In addition, the reporting person disclaims beneficial ownership of the securities held in trusts for the benefit of family members of the reporting person and the securities held in the Individual Retirement Account by PaineWebber for the benefit of his spouse, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.